Exhibit 5.2

Daniel Isaac Goldberg +1 212 479 6722 dgoldberg@cooley.com

June 19, 2018

Compugen Ltd.
26 Harokmim Street, Holon
Azrieli Center, Building D
Israel

Ladies and Gentlemen:

We have acted as counsel to Compugen Ltd., a company limited by shares organized under the laws of the State of Israel (the "Company"), with respect to certain matters in connection with the offering by the Company of 5,316,457 ordinary shares of the Company, par value NIS 0.01 per share, and warrants (the “Warrants”) to purchase up to 4,253,165 Ordinary Shares pursuant to a Registration Statement on Form F-3 (Registration Statement No. 333-213007) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated June 14, 2018, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the form of Warrant to be filed as an exhibit to a report of the Company on Form 6-K and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on signed documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion herein is expressed solely with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that the Company is incorporated under the laws of the State of Israel.  We have assumed all matters determinable under the laws of the State of Israel, including the valid existence of the Company, the corporate power of the Company to execute, deliver and perform the Warrants and the due authorization of the Warrants by the Company.  We understand you are obtaining a separate opinion with respect to certain of such matters.

Cooley LLP   1114 Avenue of the Americas   New York, NY   10036
 t: (212) 479-6000  f: (212) 479-6275  cooley.com

June 19, 2018 Page Two

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)    Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, provided that the Warrants have been duly authorized, executed and delivered by the Company against payment therefor as contemplated in the Registration Statement and the Prospectus, the Warrants will be valid and binding obligations of the Company.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Report on Form 6-K to be filed with the Commission for incorporation by reference into the Registration Statement.

This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Sincerely,

Cooley LLP

By:	/s/ Daniel I. Goldberg
Daniel I. Goldberg

Cooley LLP   1114 Avenue of the Americas   New York, NY   10036
 t: (212) 479-6000  f: (212) 479-6275  cooley.com